AMENDMENT TO THE
MANAGER DIRECTED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, effective as of the last date in the signature block (the “Effective Date”), to the Fund Accounting Servicing Agreement dated as of July 1, 2016, as amended (the “Agreement”), is entered into by and between MANAGER DIRECTED PORTFOLIOS, a Delaware statutory trust
(the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Section 2 of the Agreement to include ETF services;
and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.
NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.As of the Effective Date, Section 2 of the Agreement is hereby superseded and replaced in its entirety with the following:

2.Services and Duties of USBFS For ETF Series and Mutual Fund Series

USBFS shall provide the following accounting services to the Funds:
A.Portfolio Accounting Services:

(1)Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Trust (the “Board of Trustees”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.
(3)Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.
(4)Determine gain/loss on security sales and identify them as short-term or long- term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.Expense Accrual and Payment Services:

(1)For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.
(2)Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

(3)Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund.
(4)Provide expense accrual and payment reporting.

C.Fund Valuation and Financial Reporting Services:

(1)Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)Apply equalization accounting as directed by a Fund.

(3)Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)Maintain a general ledger and other accounts, books, and financial records for the Fund.

(5)Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.
(6)Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)Communicate to the Fund, at an agreed upon time, the per share net asset value for each valuation date.

(8)Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)Prepare monthly security transactions listings.
D.Tax Accounting Services:
(1)Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)Maintain tax lot detail for the Fund’s investment portfolio.

(3)Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.
(4)Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E. Compliance Control Services:

(1)Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Fund, the U.S.
Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)Maintain accounting records for the Fund as required by the 1940 Act and regulations provided thereunder.
(3)Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.
(4)In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBFS’ fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Trust.

(5)Cooperate with the Fund’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

2. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

MANAGER DIRECTED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Amber C. Kopp	By: /s/ Jason Hadler
Name: Amber C. Kopp	Name: Jason Hadler
Title: Secretary	Title: Sr. Vice President
Date: May 28, 2024	Date: May 28, 2024

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